Contact:  Michael L. McDonald
Senior Vice President & Chief Financial Officer
703-478-5845
Email: mmcdonald@fairchild.com

FAIRCHILD REPORTS PRELIMINARY RESULTS FOR ITS SECOND QUARTER ENDED MARCH 31, 2007.

McLean, Virginia (June 29, 2007) - The Fairchild Corporation (NYSE: FA) reported today that revenues increased by $18.0 million, or 28.7%, to $81.0 million in the three months ended March 31, 2007, as compared to $63.0 million the three months ended March 31, 2006. The improvement reflected a $9.2 million, or 41.0%, increase in revenues at PoloExpress; a $4.8 million, or 23.1% increase in revenues at Hein Gericke; and a $4.1 million, or 21.0% increase in revenues at the Company’s Aerospace segment. Revenue increases at PoloExpress and Hein Gericke were fueled by a 14.5% increase in same store sales, and approximately $7.7 million of improvements caused by the increase in the Euro relative to the U.S. dollar. Revenue increases in the Company’s aerospace segment reflected sustained growth at all five of its operations, indicating a robust aerospace industry. The Company’s preliminary estimated operating loss was approximately $8.6 million for the quarter ended March 31, 2007, as compared to $10.9 million for the quarter ended March 31, 2006. The change reflected a $0.9 million improvement at the Aerospace segment, a $0.8 million improvement at PoloExpress, and a $0.9 million improvement at Hein Gericke, offset by a $0.4 million decline in the Corporate and Other segment. The Company reversed approximately $29 million of tax liabilities from a tax year that closed in the quarter ended March 31, 2007. At March 31, 2007, the Company had unrestricted cash and investments of $34.9 million. The Company’s PoloExpress and Hein Gericke businesses are seasonal, with historic trends of higher volumes of sales and profits during months from March through September.

On June 25, 2007, the Company received an arbitration ruling relating to a business it sold to Alcoa in 2002, in which Alcoa was awarded to receive approximately $4.0 million from the Company’s $25 million escrow account. Accordingly, the Company will recognize an additional $4.0 million expense as of September 30, 2006. The Company may appeal the arbitrator’s ruling.

The Company is still waiting for its Auditors, KPMG LLP, to finalize its audit associated with the restatement of the financial statements through September 30, 2006, so that the Company may issue its Annual Report for the year ended September 30, 2006 and file the quarterly reports for the first quarter ended December 31, 2006 and the second quarter ended March 31, 2007. The Company is reasonably optimistic that the audit will be concluded within the coming weeks.

About The Fairchild Corporation

The business of Fairchild consists of three segments: PoloExpress, Hein Gericke, and Aerospace. Fairchild's PoloExpress and Hein Gericke business designs and sells motorcycle protective apparel, helmets, and a large selection of technical accessories, for motorcyclists. Together, Hein Gericke and PoloExpress operate 236 retail shops in Germany, the United Kingdom, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, Switzerland and Turkey. Fairchild's aerospace segment is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended.  The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.